Exhibit 7.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of February 12, 2020 is entered into by and between Bailey 44, LLC, a Delaware limited liability company ("Bailey"), Norwest Venture Partners XI, LP, a Delaware limited partnership (“NVP XI”), and Norwest Venture Partners XII, LP, a Delaware limited partnership (“NVP XII”, each of NVP XI and NVP XII known herein as a “Holder” and together the “Holders”), on the one hand, and Denim.LA, Inc., a Delaware corporation ("Denim"), and Denim.LA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Denim (“Merger Sub”), on the other hand.

RECITALS

WHEREAS, Bailey has (a) membership interests consisting of Preferred Units, Common Units and Performance Units (collectively, the “Membership Units”) outstanding as set forth on Schedule A hereto owned by those members set forth in such Schedule and (b) entered into Phantom Performance Unit Agreements with those individuals set forth on Schedule A (the “Phantom Performance Unit Agreements”);

WHEREAS, subject to the terms and conditions of this Agreement, the parties hereto have agreed to effect the merger of Merger Sub with and into Bailey (the “Merger”) pursuant to the terms of this Agreement. Upon the consummation of the Merger, Merger Sub will cease to exist and Bailey will be the entity surviving the Merger.

WHEREAS, as a result of the Merger, among other effects, (A) each Preferred Unit issued and outstanding immediately prior to the Effective Time of the Merger will be converted (and when so converted, will automatically be cancelled and retired and will cease to exist) the right to receive a portion of (i) an aggregate of twenty million seven hundred fifty four thousand seven hundred seventeen (20,754,717) newly issued shares of Series B Preferred Stock, par value $0.001 per share, of Denim (the “Parent Stock”) indicated on the Preferred Allocation Schedule and (ii) a promissory note in the principal amount of $4,500,000 attached hereto as Exhibit A(the “Note”, together with the Parent Stock, the “Merger Consideration”), of which $1,350,000 plus accrued interest will be in exchange for the cancellation of the Bridge Notes as indicated on the Preferred Allocation Schedule, (B) all Membership Units other than the Preferred Units issued and outstanding immediately before the Effective Time of the Merger shall be cancelled and retired and shall cease to exist (without conversion) and no consideration shall be delivered or deliverable in exchange therefor, (C) no consideration shall be delivered or deliverable pursuant to any Phantom Performance Unit Agreement and (D) each share of Merger Sub’s common stock issued and outstanding immediately before the Effective Time of the Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest in the Surviving Company representing 100% of the membership interests therein, and as a result of which, Bailey shall become the wholly-owned subsidiary of Denim.

WHEREAS, of the shares of Parent Stock issuable in connection with the Merger, sixteen million six hundred three thousand seven hundred seventy three (16,603,773) shares shall be delivered as of the date hereof (the “Initial Shares”) and four million one hundred fifty thousand nine hundred forty four (4,150,944) shares shall be held back solely, and only to the extent necessary, to satisfy any indemnification obligations of Bailey or the Holders pursuant to Article VIII herein (the “Holdback Shares”);

WHEREAS, as further set forth on Schedule 4.03 of the Disclosure Schedule and the Preferred Allocation Statement, the Holders own a sufficient number of Preferred Units necessary to approve the transactions set forth herein pursuant to Section 5.3 of the Bailey LLC Agreement;

WHEREAS, the Merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

WHEREAS, the Boards of Directors of Denim and Merger Sub, on the one hand, and the Board of Managers and members of Bailey, on the other hand, has each determined that it is desirable to effect this plan of Merger.

WHEREAS, concurrent with and as a condition to the Merger, Denim will issue the Parent Stock and the Note in conjunction with the Merger.

WHEREAS, Bailey has represented to Denim that further to the capital structure of Bailey, only those holders of Membership Interests set forth on Schedule A hereto are entitled to receive consideration from Denim in connection with the transactions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bailey LLC Agreement” means the Restated Limited Liability Company Agreement, dated December 20, 2012, of Bailey, as amended through the date of this Agreement.

"Bailey Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Bailey, or (b) the ability of Bailey or any Holder to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Bailey Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Bailey operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Bailey Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Bailey compared to other participants in the industries in which Bailey conducts its businesses.

“Bridge Notes” means the promissory notes with an aggregate principal amount equal to $1,350,000 issued by Bailey to Norwest Venture Partners XI, LP and Norwest Venture Partners XII, LP.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

"Code" means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Common Units of Bailey issued pursuant to the Bailey LLC Agreement.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Denim Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Denim, or (b) the ability of Denim or Merger Sub to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Denim Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Denim operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Denim Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Denim compared to other participants in the industries in which Denim conducts its businesses.

“Denim Sale” means (a) any merger, consolidation, recapitalization or sale of Denim or other transaction or series of transactions in which the stockholders of Denim immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (b) a sale, exclusive license or other transfer or disposition of all or substantially all of Denim’s and its subsidiaries’ assets (determined on a consolidated basis) to any Person.

"Disclosure Schedules" means the Disclosure Schedules delivered by Bailey and Denim concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with Bailey or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indebtedness" means, without duplication and with respect to Bailey, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by Bailey on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual property and proprietary rights.

“Indemnified Party” means a Denim Indemnified Party or a Holder Indemnified Party, as applicable.

“Indemnifying Party” means (a) the applicable Holder(s) with respect to a Claim pursuant to Section 8.02 and (b) Denim with respect to a Claim pursuant to Section 8.03.

“IPO” means the initial firm commitment underwritten public offering of the Denim’s common stock on Nasdaq, the New York Stock Exchange or any other stock exchange or interdealer quotation system.

“IPO Price” means the per share price of the Denim’s common stock sold in the IPO.

"Knowledge of Bailey or Bailey’s Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of David Lazar and Joe Traboulsi, after reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Performance Units” means the Performance Units of Bailey issued pursuant to the Bailey LLC Agreement.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Preferred Units” means the Preferred Units of Bailey issued pursuant to the Bailey LLC Agreement.

"Real Property" means the real property owned, leased or subleased by Bailey, together with all buildings, structures and facilities located thereon.

"Release" means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sold Parent Stock” means Parent Stock sold by all Preferred Members set forth on the Preferred Allocation Schedule within the one-year period commencing on the closing date of the IPO.

“Sold Parent Stock Gross Proceeds” means the aggregate gross proceeds received by all Preferred Members set forth on the Preferred Allocation Schedule from sales of Sold Parent Stock within the one-year period commencing on the closing date of the IPO.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II

THE MERGER

Section 2.01       The Merger. At the Closing (as defined in Section 2.05), subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into Bailey in accordance with applicable provisions of Delaware law, the separate existence of Merger Sub shall cease and Bailey shall survive and continue to exist as a limited liability company under the Delaware Limited Liability Company Act (the “DLLCA”) (the “Surviving Company”) under the name “Bailey 44, LLC”. The Certificate of Formation of Bailey as on file with the Delaware Secretary of State and the LLC Agreement of Bailey, as in force and effect immediately prior to the Effective Time of the Merger, shall continue to be the Certificate of Formation and the LLC Agreement of Surviving Entity until duly amended in accordance with the provisions thereof and applicable law. The directors and officers of Denim shall be the managers and officers of the Surviving Company. Upon consummation of the Merger, the Holders, managers and officers of the Surviving Entity shall take all necessary action to amend the LLC Agreement to reflect Denim as the sole member of the Surviving Entity.

Section 2.02         Effect of the Merger. At the Effective Time of the Merger (as defined herein), the effect of the Merger shall be as provided in the DLLCA. Without limiting the generality of the foregoing, at the Effective Time of the Merger all the property, rights, privileges, powers and franchise of Bailey and the Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Bailey and the Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.03         Effective Time of the Merger. The parties shall cause a Certificate of Merger required by the DLLCA relating to the Merger in the form attached hereto as Exhibit B to be filed with the Secretary of State of the State of Delaware pursuant to the DLLCA on the Closing Date. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein (the “Effective Time of the Merger”).

Section 2.04         Effects on Membership Units; Issuance of Merger Consideration.

(a)          Effect on Membership Units and Capital Stock. At the Effective Time of the Merger, automatically by virtue of the Merger and without any action on the part of any Person:

(i)           Preferred Units. Each Preferred Unit of Bailey that is issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted (and when so converted, will automatically be cancelled and retired and will cease to exist) into the right to receive the portion of the Merger Consideration indicated on the Preferred Allocation Schedule in accordance with Section 3.2(a) of the Bailey LLC Agreement;

(ii)          Other Membership Units. All Membership Units of Bailey, other than Preferred Units, that are issued and outstanding immediately prior to the Effective Time of the Merger shall be cancelled and retired and shall cease to exist (without conversion) and no consideration shall be delivered or deliverable in exchange therefor;

(iii)        Phantom Performance Unit Agreements. No consideration shall be delivered or deliverable pursuant to any Phantom Performance Unit Agreement.

(iv)         Stock of Merger Sub. Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest in the Surviving Company representing 100% of the membership interests therein, and as a result of which, Bailey shall become the wholly-owned subsidiary of Denim.

(b)           Preferred Allocation Schedule. Schedule A (the “Preferred Allocation Schedule”) sets forth (i) the number of Preferred Units held by each member of Bailey holding Preferred Units (each, a “Preferred Unitholder” and collectively, the “Preferred Unitholders”); (ii) the portion of the Merger Consideration to which such Preferred Unitholder is entitled pursuant to the Bailey LLC Agreement (represented as such Preferred Unit Holder’s pro rata share and a dollar amount); (iii) the number of Initial Shares such Preferred Unit Holder is entitled to receive in respect of the Parent Stock; (iv) the number of Holdback Shares such Preferred Unit Holder is entitled to receive in respect of the Parent Stock; and (v) the portion of the Note such Preferred Unit Holder is entitled to receive.

(c)            Payment Procedures.

(i)                 The number of shares of Parent Stock issuable to Preferred Holders in connection with the Merger shall be twenty million seven hundred fifty four thousand seven hundred seventeen (20,754,717); of the shares of Parent Stock issuable in connection with the Merger, sixteen million six hundred three thousand seven hundred seventy three (16,603,773) shares shall be delivered as of the date hereof as the Initial Shares and four million one hundred fifty thousand nine hundred forty four (4,150,944) shares shall be held back solely, and only to the extent necessary, to satisfy any indemnification obligations of Bailey or the Holders pursuant to Article VIII herein as the Holdback Shares.

(ii)              Only those members of Bailey holding Preferred Units as of Effective Time of the Merger set forth in the Preferred Allocation Schedule shall be entitled to shares of Parent Stock and the Note in an amount set forth opposite such members’ name on the Preferred Allocation Schedule, and no other member of Bailey other than those set forth in the Preferred Allocation Schedule above and no party to a Phantom Performance Unit Agreement shall receive any shares of Parent Stock, the Note or any other consideration in connection with the Merger.

(iii)            Promptly after the Effective Time of the Merger, Denim will issue new certificates evidencing the Initial Shares to each Preferred Unitholder pursuant to the Preferred Allocation Schedule.

Section 2.05       Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place concurrently with the execution and delivery of this Agreement (the “Closing Date”).

Section 2.06         Post-Closing Adjustment.

(a)           IPO Calculation/Effect. If at that date which is one year from the closing date of the IPO, the product of the number of shares of Parent Stock issued hereunder multiplied by the sum of the closing price per share of the common stock of the Denim on such date as quoted on Nasdaq, the New York Stock Exchange or other stock exchange or interdealer quotation system, as the case may be, plus Sold Parent Stock Gross Proceeds does not exceed the sum of Eleven Million Dollars ($11,000,000) less the value of any Holdback Shares cancelled further to Article VIII, then Denim shall issue to the Preferred Members set forth on the Preferred Allocation Schedule pro rata an additional aggregate number of shares of common stock of Denim equal to the valuation shortfall at a per share price equal to the then closing price per share of the common stock of Denim as quoted on the Nasdaq, the New York Stock Exchange or other stock exchange or interdealer quotation system, as the case may be. Concurrently, Denim will cause an equivalent number of shares of common stock or common stock equivalents of Denim held by affiliated stockholders of Denim prior to the date of this Agreement to be cancelled pro rata in proportion to the number of shares of common stock of Denim held by each of them. By way of example only, the closing per share price of the common stock of Denim on said one year anniversary is $0.48, the product of said stock price multiplied by the number of shares of Parent Stock would be approximately $9,967,264 and if there are no Sold Parent Stock Gross Proceeds, in said scenario, the Preferred Members set forth on the Preferred Allocation Schedule would be issued 2,161,950 additional shares of common stock of Denim and an equivalent number of shares of the common stock or common stock equivalents of Denim would be cancelled pro rata by affiliated stockholders of Denim prior to the date of this Agreement.

(b)           Sale Calculation/Effect. If, in connection with a Denim Sale, the sum of the cash proceeds payable with respect to the shares of Parent Stock issued hereunder plus Sold Parent Stock Gross Proceeds does not exceed the sum of Eleven Million Dollars ($11,000,000) less the value of any Holdback Shares cancelled further to Article VIII, then Denim shall, in connection with the closing of such Denim Sale, pay to the Preferred Members set forth on the Preferred Allocation Schedule pro rata the amount of any shortfall. By way of example only, if the cash proceeds payable with respect to the shares of Parent Stock issued hereunder in connection with a Denim Sale is $9,000,000 and if there are no Sold Parent Stock Gross Proceeds, in said scenario, the members set forth on the Preferred Allocation Schedule would receive an additional cash payment in the amount of $2,000,000.

(c)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07        Anti-Dilution Protection. The parties hereto understand and agree that, at all times from the date of this Agreement until the date immediately preceding the effective date of the IPO, in no event will the number of shares of Parent Stock issued pursuant to this Agreement represent less than 9.1% of the outstanding capital stock of Denim on a fully-diluted basis. In the event that, at any time prior to the date immediately preceding the effective date of the IPO, the shares of Parent Stock issued pursuant to this Agreement represent less than 9.1% of the outstanding capital stock of Denim on a fully-diluted basis, Denim shall promptly issue new certificates evidencing additional shares of Parent Stock to the Preferred Members set forth on the Preferred Allocation Schedule such that the total number of shares of Parent Stock issued pursuant to this Agreement is not less than 9.1% of the outstanding capital stock of Denim on a fully-diluted basis as of such date.

ARTICLE III

Representations and warranties of THE HOLDERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Holder, severally but not jointly, represents and warrants to Denim that the statements contained in this Article III are true and correct solely with respect to such Holder as of the date hereof.

Section 3.01        Good Title. Such Holder is the record and beneficial owner of, and has good and marketable title to the Membership Units set forth across from such Holder’s name on the Preferred Allocation Schedule. Such Holder owns such Membership Units free and clear of any and all Liens, other than (i) the Bailey LLC Agreement and (ii) transfer restrictions under applicable securities laws. Further to the Merger, such Holder will convey to Denim good title to all outstanding Membership Units of Bailey held by such Holder, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, agreements and other encumbrances (collectively, “Liens”), other than transfer restrictions under applicable securities laws.

Section 3.02        Power and Authority. Such Holder has the requisite organizational power and authority to enter into this Agreement. Such Holder has obtained all requisite approvals to enter into this Agreement and consummate the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”). No consent, approval or agreement of any individual or entity is required to be obtained by such Holder in connection with the execution and performance by such Holder of this Agreement or the execution and performance by such Holder of any agreements, instruments or other obligations entered into in connection with this Agreement.

Section 3.03        No Conflicts. The execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Holder; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Holder; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which such Holder is a party or by which such Holder is bound or to which any of its properties and assets are subject; or (d) result in the creation or imposition of any Lien on any properties or assets of such Holder, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Holder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 3.04        Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by such Holder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Holder has no present intention of selling or otherwise distributing the Parent Stock except in compliance with applicable securities laws.

Section 3.05        Available Information. Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Denim.

Section 3.06        Non-Registration. Such Holder understands that the shares of Parent Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed herein.

Section 3.07         Investment Representations

(a)        Risks of Investment. Such Holder recognizes that the acquisition of the Parent Stock involves a high degree of risk in that an investor could sustain the loss of its entire investment, and Denim is and will be subject to numerous other risks and uncertainties, including without limitation, significant and material risks relating to Denim’s business and the industries, markets and geographic regions in which Denim competes.

(b)        Accredited Investor Status. Such Holder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that it is able to bear the economic risk of an investment in the Parent Stock. Such Holder: (i) was not formed for the purpose of investing in Denim; and (ii) is authorized and otherwise duly qualified to purchase and hold the Parent Stock.

(c)        Investment Experience. Such Holder acknowledges that it has prior investment experience, including without limitation, investment in non-listed and non-registered securities, and that it recognizes the highly speculative nature of this investment.

(d)        Access to Information. Such Holder has been furnished or given access by Denim with or to all information regarding Denim and its financial condition and results of operations which it had requested or desired to know; all documents which could be reasonably provided have been made available for its inspection and review; it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of Denim concerning the terms and conditions of the sale and purchase of the Parent Stock, and any additional information which it had requested in that connection. Such Holder has not seen or received any advertisement or general solicitation with respect to the sale of any of the securities of Denim, including, without limitation, the Parent Stock. Such Holder acknowledges that, except as set forth herein, no representations or warranties have been made to the Holder by either Denim or any of its agents, employees or affiliates and in entering into this transaction, such Holder is not relying on any information, other than that contained herein and the results of independent investigation by such Holder.

(e)        Investment Intent; Resales. Such Holder acknowledges that the offer and sale of the Parent Stock has not been reviewed or approved by the SEC because the offering of the Parent Stock is intended to be a nonpublic offering pursuant to Section 4(a)(2) of the Securities Act. Such Holder understands that it will not sell or otherwise transfer any of the Parent Stock unless they are registered under the Securities Act or unless an exemption from such registration is available and, upon Denim’s request, Denim receives an opinion of counsel reasonably satisfactory to Denim confirming that an exemption from such registration is available for such sale or transfer, provided that no opinion of counsel shall be required in connection with sales pursuant to Rule 144 promulgated under the Securities Act.

(f)         Legends. Such Holder acknowledges and consents to the placement of one or more legends on any certificate or other document evidencing the Parent Stock stating that they have not been registered under the Securities Act, substantially in the form as set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BAILEY.

Section 3.08         Restricted Securities. Such Holder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act. Such Holder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.09        Legends. It is understood that the shares of Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED OTHER THAN AS PERMITTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE IV

Representations and warranties of BAILEY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Bailey represents and warrants to Denim that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Authority of Bailey. Bailey has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Bailey of this Agreement, the performance by Bailey of its obligations hereunder, and the consummation by Bailey of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Board of Managers and members of Bailey. This Agreement has been duly executed and delivered by Bailey, and (assuming due authorization, execution, and delivery by Denim) this Agreement constitutes a legal, valid and binding obligation of Bailey enforceable against Bailey in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02        Organization, Authority and Qualification of Bailey. Bailey is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which Bailey is licensed or qualified to do business, and Bailey is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except as would not have a Bailey Material Adverse Effect. All limited liability company actions taken by Bailey in connection with this Agreement have been duly authorized on or prior to the Closing.

Section 4.03        Capitalization.

(a)        Section 4.03 of the Disclosure Schedule sets forth the capitalization of Bailey, including all Membership Interests outstanding and the beneficial owner of such Membership Interests. The Persons listed in Section 4.03 of the Disclosure Schedule are the record owners of and have good and valid title to the Membership Interests, free and clear of all Liens, other than (i) the Bailey LLC Agreement and (ii) transfer restrictions under applicable securities laws. The Membership Interests constitute 100% of the total issued and outstanding membership interests in Bailey. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Denim shall own all of the membership interests of the Surviving Company, free and clear of all Liens, other than other than (i) the Bailey LLC Agreement, (ii) transfer restrictions under applicable securities laws and (iii) Liens incurred by Denim or its Affiliates. Only those Preferred Members set forth on the Preferred Allocation Schedule are entitled to shares of Parent Stock and a portion of the Note in connection with the Merger and no other member of Bailey’s is entitled to any consideration or compensation in connection with the Merger.

(b)       The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of Bailey or any other agreement, arrangement, or commitment to which Bailey is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Bailey or obligating Bailey to issue or sell any membership interests (including the Membership Interests), or any other interest, in Bailey. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests, other than the Bailey LLC Agreement.

Section 4.04        No Subsidiaries. Except as set forth in Section 4.04 of the Disclosure Schedules, Bailey does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.05       No Conflicts; Consents. The execution, delivery and performance by Bailey of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Bailey; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Bailey; (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Bailey is a party or by which Bailey is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Bailey; or (d) result in the creation or imposition of any Lien on any properties or assets of Bailey, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Bailey in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.06        Financial Statements. Attached as Section 4.06 of the Disclosure Schedules are the audited balance sheets of Bailey as of December 31, 2017 and December 31, 2018 and the related statements of income and cash flows for the fiscal years then ended, and the unaudited balance sheet of Bailey (the “Bailey Balance Sheet”) as of November 30, 2019 (the “Bailey Balance Sheet Date”) and the related statements of income and cash flows for the 11 months then ended. Except as set forth therein, such financial statements (a) have been prepared from and are consistent with the books and records of Bailey, (b) have been prepared in conformity with GAAP, (c) are complete and correct in all material respects, and (d) present fairly in all material respects the financial position and results of operations of Bailey as of their respective dates and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.07        Undisclosed Liabilities. Bailey has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (each a “Liability” and together the "Liabilities"), except (a) those which are adequately reflected or reserved against in the Bailey Balance Sheet as of the Bailey Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Bailey Balance Sheet Date and (c) executory obligations under contracts in the ordinary course of business.

Section 4.08         Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 4.08 of the Disclosure Schedules, since the Bailey Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Bailey, any:

(a)           Bailey Material Adverse Effect;

(b)           incurrence, assumption or guarantee of any indebtedness for borrowed money by Bailey in an aggregate amount in excess of $75,000;

(c)           cancellation of any debts or claims or amendment, termination or waiver of any rights having a Bailey Material Adverse Effect;

(d)           material damage, destruction or less, or any material interruption in use of, any of Bailey’s material assets, whether or not covered by insurance;

(e)           imposition of any Lien (other than Permitted Liens) upon any of Bailey’s assets;

(f)            adoption by Bailey of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law; or

(g)           any Contract to which Bailey is a party to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09         Material Contracts.

(a)           Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts of Bailey (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(c)Section 4.10(b) of the Disclosure Schedules, being "Material Contracts"):

(i)            each Contract of Bailey involving aggregate consideration in excess of $75,000 and which, in each case, cannot be cancelled by Bailey without penalty or without more than 90 days' notice;

(ii)           all Contracts that require Bailey to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)          all Contracts that provide for the indemnification by Bailey of any Person outside the ordinary course of business or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Bailey is a party;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Bailey is a party and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Bailey;

(viii)        all Contracts that limit or purport to limit the ability of Bailey to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)          any Contracts to which Bailey is a party that provide for any joint venture, partnership or similar arrangement by Bailey; and

(x)           all Contracts between or among Bailey on the one hand and Holder or any Affiliate of Holder (other than Bailey) on the other hand.

(b)           Each Material Contract is valid and binding on Bailey in accordance with its terms and is in full force and effect. None of Bailey or, to Bailey’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Denim.

Section 4.10         Title to Assets; Real Property.

(a)           Bailey has good and valid title to all assets reflected in the Bailey Balance Sheet or acquired after the Bailey Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Bailey Balance Sheet Date. All such assets are free and clear of Liens except for the following (collectively referred to as "Permitted Encumbrances"):

(i)            liens for Taxes not yet due and payable;

(ii)          mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Bailey;

(iii)          liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Bailey; or

(iv)          security interests under the Inventory Security Agreement, dated August 7, 2018, by and between Bailey and CIT Group/Commercial Services, Inc.

(b)           Bailey does not currently and has never owned any real property or any option to acquire any real property.

(c)           Section 4.10 of the Disclosure Schedules sets forth a list of each existing lease or similar agreement showing the parties thereto and the physical address covered by such lease or other agreement (the “Lease Agreements”) under which Bailey is lessee of, or holds or operates, any real property owned by, used in or relating to Bailey (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Denim is in full force and effect. Bailey is not in breach under the terms of such Lease Agreements.

Section 4.11         Condition and Sufficiency of Assets. Except as set forth in Section 4.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Bailey are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Bailey, together with all other properties and assets of Bailey, are sufficient for the continued conduct of Bailey's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Bailey as currently conducted.

Section 4.12         Intellectual Property. Except as set forth in Section 4.12 of the Disclosure Schedules: (A) To the Knowledge of Bailey, Bailey owns or possesses sufficient legal rights to all Intellectual Property purported to be owed by Bailey without any conflicts with, or infringement of, the rights of others, and no product or service marketed or sold (or proposed to be marketed or sold) by Bailey violates any license or infringes any intellectual property rights of any other party. (B) Other than with respect to commercially available software products under standard end-user object code license agreements or standard license agreements for free or open source software, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property, nor is Bailey bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. (C) During the past three years, no claim has been asserted or, to the Knowledge of Bailey, threatened against Bailey involving any Intellectual Property (D) To the Knowledge of Bailey, it will not be necessary to use any inventions of any of its employees or consultants made prior to or outside the scope of their employment by Bailey. (E) Each employee and consultant has (i) assigned to Bailey all intellectual property rights he or she owns that are related to the business of Bailey and (ii) executed an agreement with Bailey acknowledging Bailey’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Bailey. (F) Bailey does not utilize any free or open source software in a manner that requires Bailey to disclose, make available, or offer or deliver any portion of the source code of such any proprietary Bailey software or component thereof to any third party.

Section 4.13         Inventory. All inventory of Bailey, whether or not reflected in the Bailey Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by Bailey free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Bailey.

Section 4.14        Accounts Receivable. The accounts receivable reflected on the Bailey Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Bailey involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of Bailey not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Bailey Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Bailey have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.15        Customers and Suppliers.

(a)          Section 4.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Bailey for goods or services rendered in an amount greater than or equal to $75,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.15(a) of the Disclosure Schedules, Bailey has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Bailey.

(b)          Section 4.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom Bailey has paid consideration for goods or services rendered in an amount greater than or equal to $75,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.15(b) of the Disclosure Schedules, Bailey has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Bailey or to otherwise terminate or materially reduce its relationship with Bailey.

Section 4.16        Insurance. Section 4.16 of the Disclosure Schedules sets forth a list of all insurance policies carried by or for the benefit of Bailey, specifying the insurer, the name of the policy holder, the amount of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect and Bailey is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage.

Section 4.17        Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, there are no Actions pending or, to Bailey’s Knowledge, threatened (a) against or by Bailey, any Holder or any Affiliate of any Holder affecting any of Bailey’s properties or assets; or (b) against or by Bailey, any Holder or any Affiliate of any Holder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          Except as set forth in Section 4.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Bailey or any of its properties or assets. Bailey is in compliance with the terms of each Governmental Order set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18         Compliance With Laws; Permits.

(a)           Except as set forth in Section 4.18(a) of the Disclosure Schedules, Bailey has complied for the past three years, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)           All material Permits required for Bailey to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedules lists all current Permits issued to Bailey, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.18(b) of the Disclosure Schedules.

Section 4.19         Environmental Matters.

(a)           Bailey is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Bailey has not received any order, notice, or other written communication, or to Bailey’s Knowledge, oral communication, from any Governmental Body or third party of any alleged failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any costs of investigation and remediation with respect to (i) any real property, leaseholds, or other interests currently or formerly owned or operated by Bailey and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by Bailey (the “Facilities”) or (ii) any other properties or assets (whether real, personal, or mixed) in which Bailey has had an interest, or with respect to any property to which Hazardous Materials generated by Bailey may have been sent where the alleged noncompliance or obligation described in such order, notice or communication remains unresolved;

(c)           There are no Actions or threatened claims, Liens (except Permitted Liens), or other restrictions of any nature, arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Bailey has an interest; and

(d)           There are no Hazardous Materials present in the soil or groundwater at the Facilities in such amounts that would give rise to material liabilities or obligations under any Environmental Law.

Section 4.20         Employee Benefit Matters.

(a)           Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Bailey for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Bailey or any spouse or dependent of such individual, or under which Bailey or any of its ERISA Affiliates has or may have any Liability, or with respect to which Denim or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)           Each Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable Laws, including ERISA. No Employee Benefit Plan is subject to the minimum funding requirements under Section 412 of the Code or Title IV of ERISA. No Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither Bailey nor any ERISA Affiliate currently has, or has ever had any obligation to contribute to any such multiemployer plan.

(c)           No Benefit Plan is the subject of any Action or audit or examination by the Internal Revenue Service, the United States Department of Labor or any other governmental entity.

(d)           Except as set forth on Section 4.20(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any payment becoming due from Bailey under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Benefit Plan.

Section 4.21         Employment Matters.

(a)           Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Bailey as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of Bailey for services performed through the last pay period have been paid in full.

(b)          Except as set forth in Section 4.21(a) of the Disclosure Schedule, during the past three years Bailey has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. Bailey’s relations with its employees are satisfactory. There have been no union organizing or election activities involving any non-union employees of Bailey and, to the Knowledge of Bailey, none are threatened as of the date hereof.

Section 4.22        Taxes. Except as set forth in Section 4.22 of the Disclosure Schedules:

(a)          There are no federal, state, local or foreign Taxes due and payable by Bailey that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of Bailey that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. Bailey has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Bailey Tax Returns required to be filed on or before the Effective Date are true, complete and correct in all respects.

(b)          Bailey has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

Section 4.23        Books and Records. The minute books of Bailey have been made available to Denim, are complete and correct, and have been maintained in all material respects in accordance with sound business practices. The minute books of Bailey contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Bailey.

Section 4.24        Brokers. Except as set forth in Section 4.24 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bailey.

Section 4.25        Full Disclosure. No representation or warranty by Bailey or any Holder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Denim pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

Representations and warranties of Denim

Denim represents and warrants to Holders that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01       Organization and Authority of Denim and Merger Sub. Each of Denim and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of Denim and Merger Sub has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Denim and Merger Sub of this Agreement and the Note, the performance by Denim and Merger Sub of their obligations hereunder and thereunder and the consummation by Denim and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Denim and Merger Sub. This Agreement has been duly executed and delivered by Denim and Merger Sub, and (assuming due authorization, execution, and delivery by Bailey) this Agreement constitutes a legal, valid, and binding obligation of Denim and Merger Sub enforceable against Denim and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.02        Capitalization.

(a)          Section 5.02 of the Disclosure Schedule sets forth the capitalization of Denim, including all capital stock outstanding and the beneficial owner thereof. The outstanding capital stock of Denim has been duly authorized and is validly issued, fully-paid and non-assessable.

(b)         The outstanding capital stock of Denim was issued in compliance with applicable Laws. The outstanding capital stock of Denim was not issued in violation of the Organizational Documents of Denim or any other agreement, arrangement, or commitment to which Denim is a party and is not subject to or in violation of any preemptive or similar rights of any Person.

(c)         There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in Denim or obligating Denim to issue or sell any capital stock or any other interest in Denim. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding capital stock of Denim.

Section 5.03       No Conflicts; Consents. The execution, delivery and performance by Denim of this Agreement and the Note, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Denim; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Denim; or (c) except as set forth in Section 5.03 of the Disclosure Schedules require the consent, notice or other action by any Person under any Contract to which Denim is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Denim in connection with the execution and delivery of this Agreement and the Note and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Denim Material Adverse Effect.

Section 5.04       Financial Statements. Attached as Section 5.04 of the Disclosure Schedules are the unaudited balance sheets of Denim as of December 31, 2017 and December 31, 2018 and the related statements of income and cash flows for the fiscal years then ended, and the unaudited balance sheet (the “Denim Balance Sheet”) of Denim as of November 30, 2019 (the “Denim Balance Sheet Date”) and the related statements of income and cash flows for the 11 months then ended. Except as set forth therein, such financial statements (a) have been prepared from and are consistent with the books and records of Denim, (b) have been prepared in conformity with GAAP, (c) are complete and correct in all material respects, and (d) present fairly in all material respects the financial position and results of operations of Denim as of their respective dates and for the respective periods covered thereby.

Section 5.05       Undisclosed Liabilities. Denim has no material Liabilities, except (a) those which are adequately reflected or reserved against in the Denim Balance Sheet as of the Denim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Denim Balance Sheet Date and (c) executory obligations under contracts in the ordinary course of business.

Section 5.06       Absence of Certain Changes, Events, and Conditions. Since the Denim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Denim, any:

(a)         Denim Material Adverse Effect;

(b)         incurrence, assumption or guarantee of any indebtedness for borrowed money by Denim in an aggregate amount in excess of $75,000;

(c)         cancellation of any debts or claims or amendment, termination or waiver of any rights having a Denim Material Adverse Effect;

(d)         material damage, destruction or less, or any material interruption in use of, any of Denim’s material assets, whether or not covered by insurance;

(e)         imposition of any Lien (other than Permitted Liens) upon any of Denim’s assets;

(f)         adoption by Denim of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law; or

(g)          any Contract to which Denim is a party to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.07        Taxes. Except as set forth in Section 5.07 of the Disclosure Schedules:

(a)          There are no federal, state, local or foreign Taxes due and payable by Denim that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of Denim that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. Denim has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Denim Tax Returns required to be filed on or before the Effective Date are true, complete and correct in all respects.

(b)         Bailey has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

Section 5.08        Investment Purpose. Denim is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Denim acknowledges that the Membership Interests are not registered under the Securities or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.09       Valid Issuance. Upon issuance in accordance with and pursuant to the terms of this Agreement, the Parent Stock will be validly issued, fully paid and non-assessable.

Section 5.10       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Denim.

Section 5.11       Legal Proceedings. Except as set forth in Section 5.11 of the Disclosure Schedules, there are no Actions pending or, to Denim's knowledge, threatened against or by Denim or any Affiliate of Denim affecting any of Denim’s properties or assets.

Section 5.12       Compliance With Laws. Denim has complied for the past three years, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

Section 5.13        Full Disclosure. No representation or warranty by Denim in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Bailey or any Holder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

DELIVERIES

Section 6.01        Deliveries the Holders. At Closing, as a further condition thereof, the Holders shall deliver or cause to be delivered to Denim:

(a)          this Agreement duly executed by the Holders; and

(b)          the Bridge Notes stamped “Cancelled”.

Section 6.02        Deliveries of Bailey. At Closing, as a further condition thereof, Bailey shall deliver to Denim:

(a)          this Agreement duly executed by an authorized signatory of Bailey;

(b)          a certificate to Denim from Bailey, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Bailey LLC Agreement and resolutions of each the Board of Managers and members of Bailey approving this Agreement and the transactions contemplated hereunder are all true, complete and correct and remain in full force and effect; and

(c)          written resignations, effective as of the Closing Date, of the officers and managers of Bailey.

Section 6.03        Deliveries of Denim. At Closing, as a further condition thereof, Denim shall deliver to Bailey and the Holders:

(a)          this Agreement executed by Denim;

(b)          a certificate from Denim, signed by its Secretary or Assistant Secretary certifying that the attached copies of Denim’s and Merger Sub’s Charter Documents and resolutions of the Boards of Directors and stockholders of Denim and Merger Sub approving this Agreement, are all true, complete and correct and remain in full force and effect;

(c)          certificates representing the Initial Shares issued to the Preferred Members set forth on the Preferred Allocation Schedule; and

(d)          the Note issued to the Preferred Members set forth on the Preferred Allocation Schedule.

ArtiCLE VII

Covenants

Section 7.01        Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.02        Market Stand-Off. Each of the Holders hereby agrees in connection with the IPO not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any capital stock of Denim without the prior written consent of Denim or the underwriters (the "Underwriters") managing such offering of Denim's securities, as the case may be, for such period of time (not to exceed 180 days) from the effective date of the registration relating to such offering as Denim or the Underwriters may specify. In order to enforce the foregoing covenants, Denim may impose stop-transfer instructions with respect to the securities of Denim beneficially held by the Holders. Such market-stand-off shall be applicable to and enforceable against any transferee of securities of Denim with respect to transfers by any of the Holders.

Section 7.03        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.04        Issuance of Holdback Shares. Promptly after the first anniversary of the date of this Agreement, subject to the provisions of Article VIII, Denim will issue new certificates evidencing the Holdback Shares not otherwise cancelled further to Article VIII to each Preferred Unitholder pursuant to the Preferred Allocation Schedule.

ARTICLE VIII

Indemnification

Section 8.01        Survival Period. For purposes of this Agreement, (a) the representations and warranties of Holders contained in Sections 3.01, 3.02, 3.03(a), 3.04 and 3.07 (each, a “Holder Fundamental Representation”), the representations and warranties of Bailey contained in Sections 4.01, 4.02, 4.03, 4.05(a) and 4.24 (each, a “Bailey Fundamental Representation”) and the representations and warranties of Denim contained in Sections 5.01, 5.02, 5.03(a), 5.08, 5.09 and 5.10 (each, a “Holder Fundamental Representation”) shall survive for the applicable statute of limitations, and (b) all other representations and warranties not referenced in Section 8.01(a) shall survive for a period of twelve (12) months after the Closing Date. The parties hereby agree that the foregoing is specifically intended to limit the time period within which a party may make a Claim, notwithstanding any applicable statute of limitations. No party shall be entitled to recover for any Losses pursuant to Sections 8.02 or 8.03 unless a Claim Notice is delivered to the Indemnifying Party before the applicable date set forth in this Section 8.01, in which case the claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 8.01 until such time as such claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Closing Date shall survive until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations.

Section 8.02       Indemnification by Holders. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Holder shall indemnify and hold harmless Denim and Bailey, as the Surviving Company and each of their respective officers, managers, stockholders, members, agents and representatives (collectively, the “Denim Indemnified Parties”) from and against all Losses that Denim Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of such Holder contained in ARTICLE III or (b) any breach of any covenant or agreement of such Holder contained in this Agreement. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Holder, severally and not jointly based on its Pro Rata Share (as identified in the Preferred Allocation Schedule, shall indemnify and hold harmless the Denim Indemnified Parties from and against all Losses that Denim Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of Bailey contained in ARTICLE IV or (b) the determination of the allocation of the Merger Consideration among the holders of Membership Units or the preparation of Preferred Allocation Schedule. The amount of Losses incurred by the Holders pursuant to this Section 8.02 are referred to herein as the “Holder Indemnifiable Amount”. Except for Claims (as such term is defined below) made in respect of (i) any breach of a Holder Fundamental Representation or a Bailey Fundamental Representation, (ii) breaches of any covenant or agreement, or (iii) the Preferred Allocation Schedule (collectively, “Holder Fundamental Claims”), all Claims made by Denim Indemnified Parties shall be satisfied exclusively from the Holdback Shares.

Section 8.03        Indemnification by Denim. Subject to the limitations set forth in this Article VIII, from and after the Closing, Denim shall indemnify and hold harmless Holders and each of their respective officers, managers, members, agents and representatives (collectively, the “Holder Indemnified Parties”) from and against all Losses that the Holder Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty contained in ARTICLE V, and (b) any breach of any covenant or agreement of the Denim or Bailey (to the extent contemplating performance after the Closing) contained in this Agreement (the amount of such Losses, the “Denim Indemnifiable Amount”).

Section 8.04        Limitations on Indemnification

(a)          Except in the case of intentional fraud or a Claim involving a breach of any Denim Fundamental Representation or the breach of any covenant or agreement, the total aggregate Losses under the Denim Indemnifiable Amount shall not exceed an amount equal to $2,200,000.

(b)         Except in the case of intentional fraud or a Holder Fundamental Claim, the total aggregate Losses under the Holder Indemnifiable Amount shall not exceed an amount equal to the value of the Holdback Shares and, except for a Holder Fundamental Claim which shall be satisfied in cash by the Holders, all Claims by Denim for indemnification further to this ARTICLE VII shall be made solely against and result in the cancellation of Holdback Shares at a per share price equal to $0.53, subject to adjustment for splits, reverse splits and similar events. It is understood that any such cash amounts shall be initially offset against amounts owing under the Note and that any amounts in excess shall be paid in cash by the Holders.

(c)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent such damages are included as damages payable by an Indemnified Party in respect of a third party claim.

(d)         The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(e)          No Holder nor any of their respective Affiliates will have any right of contribution from the Surviving Company for liabilities for such Person’s obligations pursuant to this Article VIII.

(f)          An Indemnified Party shall have no recourse against an Indemnifying Party for a claim relating to a breach of a representation or warranty until such time as the total amount of all Losses in respect of all claims relating to a breach of representations and warranties exceeds $150,000 in the aggregate, and then only in respect of such excess.

(g)         Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses shall be calculated based on the amount of Losses that remains after deducting any insurance proceeds, indemnity, contribution or other similar payment actually received by an Indemnified Party or its Affiliates with respect thereto. If any Indemnified Party of its Affiliates recovers amounts from any third party with respect to such Losses after indemnification is made to it by the Indemnifying party, the Indemnified Party shall promptly pay to the Indemnifying Party that made such indemnification payment the amount of such third party recovery, net of any out-of-pocket costs associated with obtaining such third party recovery, at such time or times as and to the extent that such amount is actually received by the Indemnifying Party or its Affiliates. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII.

Section 8.05        Indemnification Claims.

(a)          If an Indemnified Party (the “Claimant”) wishes to assert an indemnification claim hereunder (a “Claim”), the Claimant shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth:

(i)           a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to Claimant giving rise to the Claim, and

(ii)           to the extent determinable based on facts known to the Claimant at such date, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b)          Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party shall either (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this ARTICLE VII, and will either (A) satisfy (subject to the terms and conditions of this Article VIII) the portion of such matter as to which responsibility is acknowledged, or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. If the parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either party may submit such dispute for resolution pursuant to Section 9.14.

Section 8.06        Defense of Third-Party Claims

(a)          If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 8.06(a) with respect to such third-party claim. The Indemnifying Party shall have the right, at its option, to assume the defense of any such third-party claim with counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of an indemnification for any such third-party claim, then:

(i)           Except as set forth in Section 8.06(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii)          The Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii)         The Indemnified Party shall not be required to admit any liability with respect to such third-party claim.

(b)          If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such third-party claim within thirty (30) days of receipt of notice of such claim in accordance with Section 8.06(a), (ii) the Indemnifying Party fails to actively and diligently defend such third-party claim following any such acceptance, (iii) the third-party claim includes an injunction or seeks other equitable relief, (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, or (v) the third-party claim includes damages that could exceed the limitations in Section 8.04, then at the Indemnified Party’s option, the Indemnified Party may assume the defense and if it assumes the defense, the Indemnified Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel of its selection, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and at its own expense; provided, that if the Indemnifying Party agrees in writing that the Indemnified Party is entitled to indemnification hereunder for such third-party claim, and the Indemnifying Party is otherwise determined to be obligated for the Losses under this ARTICLE VIII in respect of such third-party claim, then the Losses recoverable by Indemnified Party shall include all costs and expenses, including of the defense set forth herein.

(c)          No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No third-party claim may be settled by the Indemnifying Party without notice to, and the written consent of, the Indemnified Party, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 8.06, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld.

ARTICLE IX

Miscellaneous

Section 9.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Holders:	Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301 Email: wmyers@nvp.com Attention: General Counsel
with a copy to:	Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 Email: wdavisson@goodwinlaw.com Attention: William Davisson

If to Denim:	Denim.LA, Inc. 537 Broadway Los Angeles, CA 90014 Facsimile: (310) Email: hil@dstld.la Attention: Hil Davis, Chief Executive Officer

with a copy to:	Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92646 Facsimile: (714) 371-2550 Email: tpoletti@manatt.com Attention: Thomas J. Poletti, Esq.

Section 9.03        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise expressly provided herein, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05       Entire Agreement. This Agreement, the Exhibits and the Schedules constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06       Successors and Assigns. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, personal representatives, heirs and permitted assigns.

Section 9.07      Entire Agreement. This Agreement (along with all schedules and exhibits attached hereto) embody the entire agreement and understanding among the parties with respect to the subject matter hereof.

Section 9.08       Amendment This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by each party.

Section 9.09       Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one instrument.

Section 9.10       Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 9.11       Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

Section 9.12        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 9.13       Governing Law. The Laws of the State of Delaware, without regard to conflicts of Laws principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

Section 9.14       Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach or alleged breach thereof (collectively, a “Dispute”), between or among the parties shall be resolved in accordance with the following dispute resolution procedures:

(a)      Cooperation.  If a Dispute arises, any party may notify the other parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

(b)      Arbitration.    In the event that the Dispute is not resolved pursuant to the procedures described in Section 9.14(a), any party may request that the Dispute be submitted to binding arbitration by providing a notice of arbitration (the “Arbitration Notice”) to the other parties to the Dispute. The Arbitration Notice shall be issued within thirty (30) days following the conclusion of the thirty (30)-day cooperation period described below and shall identify the unresolved Dispute in reasonable detail.

(c)      Selection of the Arbitrator. The parties agree that the Dispute shall be submitted to a single arbitrator, acceptable to both parties, who has at least twenty (20) years’ experience in the clothing industry. The parties shall use their commercially reasonable efforts to mutually select a qualified arbitrator within ten (10) days after the Arbitration Notice has been delivered. If the parties cannot agree on the arbitrator within such ten (10)-day period, then any party may request that ADR Services, Inc. appoint the arbitrator (who must have the qualifications described above) in accordance with its Arbitration Rules. The party seeking action by ADR Services, Inc. shall request that the appointment be made within ten (10) days.

(d)      The Arbitration Hearing. The arbitration hearing shall be held on a date and at a place and time mutually acceptable to the arbitrator and the parties within thirty (30) days following the appointment of the arbitrator. At least 72 hours in advance of the arbitration hearing, each party involved in the Dispute shall prepare its best and final offer to settle the Dispute in full (the “Final Offers”), and shall deliver its Final Offer to the other parties involved in the Dispute and the arbitrator. The arbitrator shall determine the format of the arbitration hearing to ensure that the parties have an opportunity to make an oral presentation of their views of the Dispute and to explain their Final Offers.

(e)      The Decision. Upon the conclusion of the arbitration hearing, the arbitrator shall and must select the Final Offer proposed by one of the parties with respect to the Dispute, without variation, and enter that as the arbitrator’s award. The arbitrator’s award will be final and binding on the parties, and the parties shall be required to act in accordance with such decision.

(f)      Fees and Expenses. Except to the extent specifically set forth in this Agreement, the parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 9.14, provided that in the case of an arbitration, the arbitrator may include in its decision the award of fees and expenses to the prevailing party.

Section 9.15       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature page to follow]

IN WITNESS WHEREOF, the parties	Bailey 44, LLC
hereto have caused this Agreement to be
executed as of the date first written.	By	/s/ David M. Lazar
Name: David M. Lazar
Title: CEO

Norwest Venture Partners XI, LP

By: Genesis VC Partners XI, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

	By	/s/ Sonya Brown
Name: Sonya Brown
Title: General Partner

Norwest Venture Partners XII, LP

By: Genesis VC Partners XII, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

	By	/s/ Sonya Brown
Name: Sonya Brown
Title: General Partner

DENIM.LA, INC.
	By	/s/ Hil Davis
Name: Hil Davis
Title: Chief Executive Officer

SCHEDULE A

PREFERRED ALLOCATION SCHEDULE

		Portion of Merger Consideration
Name	Preferred Units	Pro Rata Share	Dollar Amount	Initial Shares	Holdback Shares	Portion of Note
Norwest Venture Partners XI, LP	14,175,000	50.0%	$7,750,000	8,301,887	2,075,472	$2,250,000
Norwest Venture Partners XII, LP	14,175,000	50.0%	$7,750,000	8,301,886	2,075,472	$2,250,000

EXHIBIT A

NOTE

EXHIBIT B

CERTIFICATE OF MERGER